Joint Filer Information

Title of Security:               Equity Trust Securities

Issuer & Ticker Symbol:          Equity Securities Trust II (RET)

Designated Filer:                Amaranth LLC

Other Joint Filers:              Amaranth Advisors L.L.C.
                                 Nicholas M. Maounis

Addresses:                       The principal business office address for each
                                 of the reporting persons is One American Lane, Greenwich, Connecticut 06831.

Signatures:




                                 AMARANTH ADVISORS L.L.C.


                                 By:/s/ Nicholas M. Maounis
                                    ----------------------------------------
                                        Nicholas M. Maounis, Managing Member


                                 /s/ Nicholas M. Maounis
                                 -----------------------
                                     Nicholas M. Maounis